EXHIBIT NO. 14.1

McIntosh Bancshares, Inc.

Code of Ethics

For Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer

November 12, 2003

Code of Ethics (Code)

ACCOUNTING POLICIES

McIntosh Bancshares, Inc. (Company and each of its subsidiaries) will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company.

The Chief Executive Officer, Chief Financial Officer, and/or Chief Accounting Officer( collectively or individually (You)) are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment of up to and including termination of employment.

You may not directly or indirectly:

•	Make or cause to be made a materially false or misleading statement, or

•	Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (SEC).

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except by a vote of the Company’s Audit Committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code, the amendment or modification shall be posted on the Company’s website within two days of the board vote or shall be included in the Company’s annual report to the SEC.

BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor or to the Company’s corporate attorneys immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which it is governed. The Company strives to comply not only with requirements of the law but also with recognized compliance practices. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and management should seek advice from the Company’s corporate attorneys. Business should always be conducted in a fair and forthright manner. You are expected to act according to high ethical standards.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of the Company’s operations. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. You must strive to avoid conflicts of interest. You must make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of judgment solely for the benefit of the Company is prohibited.

Following are some examples of conflicts of interest:

Family Members. Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of this Code, family members includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans or Other Favors. You shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company or from any individual or entity in competition with the Company. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value. Other than common business courtesies, you may not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

You are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. If you use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. You may not engage in employment outside the Company.

Reporting Conflicts of Interest or Potential Conflict of Interest.

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or the Company’s corporate attorneys.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you.

The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends upon full and complete disclosure of important information about the Company that is used in the securities marketplace. Financial and non-financial company disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. All in the Company must work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, current security holders, and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation by you in the disclosure process is a requirement of a public company, and full cooperation by you in the disclosure process is a requirement of this Code.

You must fully comply with disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

FILING OF GOVERNMENT REPORTS

Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

REPORTING OF CODE VIOLATIONS

You should be alert and sensitive to situations that could result in actions that might violate federal, state or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the Company’s Audit Committee. If a law, rule or regulation is in question, then you should consult with the Company’s corporate attorneys. The most important point is that possible violations should be reported and the Company supports all means of disclosing them.